Exhibit (D)(2)

Subadvisory Agreement

SUBADVISORY AGREEMENT
Between
MONEY MANAGEMENT ASSOCIATES, L.P.
and
BRADFORD & MARZEC, INC.

This AGREEMENT made as of the 28th day of December, 2001, by and between Money Management Associates, L.P., a District of Columbia limited partnership (the "Adviser"), and Bradford & Marzec, Inc., a California corporation (the "Subadviser").

WHEREAS, the Rushmore Fund, Inc., a Maryland corporation (the "Fund"), is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser and the Fund have entered into an Investment Advisory Contract ("Primary Agreement") under which the Adviser is obligated to furnish investment advisory services to each Fund and the Adviser is permitted to hire a subadviser to manage the assets of each Fund;

WHEREAS, the Adviser desires to retain the Subadviser to furnish day-to-day portfolio management services to the Fund, and the Subadviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. Subject to the approval of the Fund's Board of Directors (the "Board"), including a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party ("Independent Directors") and the Fund's shareholders, the Adviser hereby appoints the Subadviser to provide day-to-day advisory services to the Fund, or to such assets of the Fund as determined by the Adviser, for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services described herein for the compensation described herein.

2. Documents Provided to Adviser. The Subadviser has or will deliver to the Adviser copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to the Adviser any future amendments and supplements thereto, if any:

a. the Subadviser's registration statement, and any amendments thereto, filed on Form ADV under the Investment Advisers Act of 1940, as amended ("Advisers Act"), as filed with the Securities and Exchange Commission (the "Commission");

b. the Subadviser's Trade Allocation Policy;

c. the Subadviser's Code of Ethics and Insider Trading Policy;

d. other policies and procedures adopted by the Subadviser reasonably related to Subadviser's services hereunder; and

e. portions of any deficiency letters issued to Subadviser by the Commission staff that materially relate to Subadviser's services hereunder.

3. Documents Provided to the Subadviser. The Adviser has or will deliver to the Subadviser current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:

a. the Articles of Incorporation of the Fund;

b. the By-Laws of the Fund;

c. certified resolutions of the Board of the Fund authorizing the appointment of the Adviser and the Subadviser and approving the form of this Agreement; and

d. the Fund's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), as filed with the Commission.

4. Adviser's Duties. The Adviser shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Primary Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of the Subadviser.

5. Subadvisory Services.

a. General. The Subadviser hereby agrees to provide day-to-day portfolio advisory services to the Fund. The Subadviser shall regularly provide investment advice to the Fund, or to the assets of the Fund allocated to the Subadviser by the Adviser, and shall continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Fund and, in furtherance thereof, shall, in accordance with the 1940 Act, in a manner consistent with the investment objective and policies of the Fund as set forth in the Fund's then-current Prospectus and Statement of Additional Information:

      furnish a continuous investment program for the Fund;

      obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, investment programs of the Fund, and the issuers of securities included in the Fund's portfolio and the industries in which the Fund engages, or which may relate to securities or other investments which the Subadviser may deem desirable for inclusion in the Fund's portfolio;

      determine which securities shall be included in the portfolio of the Fund;

      in its discretion and without prior consultation with the Adviser, buy, sell, lend and otherwise trade any securities and investment instruments on behalf of the Fund; and

      take, on behalf of the Fund, all actions the Subadviser may deem necessary or appropriate in order to carry into effect such investment program and the Subadviser's functions as set forth above.

b. Covenants. The Subadviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) the Fund's Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Fund's Articles of Incorporation, Bylaws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) the Advisers Act; (v) other applicable laws; and (vi) such other investment policies, procedures and/or limitations as may be adopted by the Fund and provided to the Subadviser in writing by the Adviser or the Fund. The Subadviser agrees to use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the "Code"), except as may be authorized to the contrary by the Fund's Board. The management of the Fund by the Subadviser shall at all times be subject to the supervision and review of the Adviser and the Fund's Board.

c. Books and Records. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and agrees to promptly surrender any of such records to the Fund upon the Fund's or the Adviser's request. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule and to keep all records required to be preserved by the Advisers Act.

d. Reports, Evaluations and other Services. The Subadviser shall furnish reports, evaluations, information or analyses to the Adviser or the Fund in connection with the Subadviser's services hereunder as the Adviser or the Fund's Board may request from time to time or as the Subadviser may otherwise deem to be necessary or appropriate, including but not limited to (i) a monthly due diligence checklist as provided to Subadviser by Adviser; and (ii) reports of any material changes regarding Subadviser that could reasonably affect management of the Fund such as any change in personnel involved in management of the Fund. The Subadviser shall make recommendations to the Adviser or the Fund's Board with respect to Fund policies, and shall carry out all policies that are adopted by the Fund's Board. The Subadviser shall, subject to review by the Adviser and the Fund's Board, furnish such other services as the Subadviser shall from time to time determine to be necessary or appropriate to perform its obligations under this Agreement. The Subadviser shall cooperate fully with the Fund's independent auditors and counsel and with the Adviser in connection with any annual audit, the preparation of filings with the Commission, and in connection with any examination of the Fund or the Adviser by the Commission.

e. Portfolio Transactions. With respect to the securities and other investments to be purchased or sold for the Fund, the Subadviser shall place orders with or through such persons, brokers or dealers selected by the Subadviser, provided, however, that such orders shall (i) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to the Fund, or approved by the Fund's Board, (ii) conform with federal securities laws, and (iii) be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the research, investment information and other services provided by, and the financial responsibility of, brokers or dealers who may effect, or be a party to, any such transaction or other transactions to which the Subadviser's other clients may be a party.

f. Aggregation of Securities Transactions. In executing portfolio transactions for the Fund, the Subadviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other funds or accounts advised by the Subadviser. The Subadviser will aggregate trades if, in the Subadviser's reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Fund's registration statement and the Fund's Prospectus and Statement of Additional Information.

In the event that the Subadviser aggregates any securities transactions as provided for above, the Subadviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other funds or accounts advised by the Subadviser.

g. Meetings. The Subadviser will meet with the Adviser and the Board on a periodic basis, as reasonably requested by the Adviser and the Board, to review the responsibilities of each party and discuss any operational issues.

6. Use of Performance Information. With respect to the Fund, the Subadviser shall permit the Adviser and the Fund to include in the Fund's Prospectus and/or Statement of Additional Information performance figures relating to any private accounts and/or registered investment companies that have substantially similar investment objectives and policies to the Fund, provided that the inclusion of any such prior performance satisfies all applicable rules, regulations, and interpretive positions of the Commission.

The Subadviser or any of its principals may use the name of the Fund or the Adviser in a biographical description of the Subadviser or its principals and may use the performance of the Fund (to the extent permissible under the U.S. federal and state securities laws and regulations) in sales literature, advertising material or other communications of the Subadviser that describes the composite performance record of the Subadviser or its principals provided that (i) the Subadviser submit for prior written approval any advertising or promotional material using the name of the Fund or the Adviser, or (ii) advertising and promotional materials have been approved in substantially the same form by the Fund or the Adviser.

7. Representations and Warranties.

The Subadviser hereby represents and warrants to the Adviser as follows:

a. The Subadviser is a corporation duly organized and in good standing under the laws of the State of California and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

b. The Subadviser is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Subadviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

c. The Subadviser is not the subject of any administrative proceeding by any state, federal or other regulatory body.

d. The Subadviser at all times shall provide services to the Fund hereunder using its reasonable best judgment and efforts to carry out its obligations to the Fund hereunder.

The Adviser hereby represents and warrants to the Subadviser as follows:

a. The Adviser is a limited partnership duly organized and in good standing under the laws of the District of Columbia and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

b. The Adviser is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

c. The Adviser is not the subject of any administrative proceeding by any state, federal or any other regulatory body.

d. The Adviser at all times shall provide services to the Fund using its reasonable best judgement and efforts to carry out its obligations to the Fund.

8. Compensation. As compensation for the services which the Subadviser is to provide pursuant to Paragraph 5, the Adviser shall pay to the Subadviser an annual fee, computed and accrued daily and paid in arrears on the first business day of every month, at the rate set forth on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in a manner consistent with the Fund's most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

9. Interested Persons. It is understood that, to the extent consistent with applicable laws, the Directors, officers and shareholders of the Fund are, may be, or may become, interested persons with respect to the Subadviser as directors, officers or otherwise, and that directors, officers and shareholders of the Subadviser are, may be, or may become, similarly interested persons with respect to the Fund.

10. Non-Exclusive Services. The services of the Subadviser provided to the Fund are not to be deemed exclusive and the Subadviser may render similar services to others and engage in other activities.

11. Limitation on Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of either party hereto, such party, and any of its directors, officers, shareholders, agents, or employees, shall not be liable or responsible to the other party, the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the other party, the Fund or any shareholder of the Fund in connection with the performance of this Agreement.

12. Indemnification. Adviser shall defend, indemnify and hold harmless Subadviser and its affiliates, and their respective directors, officers, employees and agents (and, in each case, their respective heirs, executors, administrators and successors and assigns) against any and all losses, liabilities, claims, damages and reasonable out-of-pocket expenses whatsoever (including reasonable attorneys' fees), relating to or arising out of: (i) Adviser's failure to comply with the provisions of this Agreement or any failure of its representations and warranties to be true and correct in all material aspects; (ii) any violation by Adviser of any federal or state securities law or any other applicable law or regulation relating to its activities contemplated under this Agreement; (iii) the gross negligence, malfeasance, willful misconduct, or bad faith of Adviser or any of its directors, officers, employees or agents, except, in each case, where such failure is the result of or arises out of a breach by Subadviser, its affiliates, respective officers, directors, employees or agents of its obligations under this Agreement; or (iv) any breach by Adviser, or its directors, officers, employees or agents of any fiduciary duty owed to the Fund.

Subadviser shall defend, indemnify and hold harmless the Adviser, the Fund and their affiliates, and their respective directors, officers, employees and agents (and, in each case, their respective heirs, executors, administrators and successors and assigns) against any and all losses, liabilities, claims, damages and reasonable out-of-pocket expenses whatsoever (including reasonable attorneys' fees), relating to or arising out of: (i) Subadviser's failure to comply with the provisions of this Agreement or any failure of its representations and warranties to be true and correct in all material aspects; (ii) any violation by Subadviser of any federal or state securities law or any other applicable law or regulation relating to its activities under this Agreement; (iii) the gross negligence, malfeasance, willful misconduct, or bad faith of Subadviser or any of its directors, officers, employees or agents, except in each case, where such failure is the result of or arises out of a breach by Adviser, its affiliates, respective officers, directors, employees or agents of its obligations under this Agreement; or (iv) any breach by Subadviser or its directors, officers, employees or agents of any fiduciary duty owed to the Fund.

13. Effective Date; Modifications; Termination. This Agreement shall continue in force for an initial term of two years from the date first set forth above. Thereafter, this Agreement may be renewed for successive annual periods, provided that the Agreement is approved by the Fund's Board, including a majority of Independent Directors.

This Agreement may be modified or amended only in writing signed by both parties or their authorized representatives.

Notwithstanding the foregoing provisions, either party hereto may terminate this Agreement at any time on thirty (30) days' prior written notice to the other, without payment of any penalty. In addition, this Agreement may be terminated (i) by the Fund's Board, or (ii) by a majority vote of the Fund's shareholders, without penalty, upon thirty (30) days' prior written notice. This Agreement shall terminate automatically in the event of its assignment or upon the termination of the Primary Agreement.

14. Confidentiality; Use of Names. All materials and information supplied by one party to the other party ("Confidential Information") is confidential and proprietary. Confidential Information shall not include, and the requirements of this Paragraph 14 shall not apply to, information in the public domain or otherwise received by either party through no wrongful act of either party to this Agreement or any affiliate thereof. Confidential Information shall be used by the receiving party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except (i) to the Fund, (ii) as may be necessary to perform its obligation pursuant to this Agreement, (iii) as may be required by law, or (iv) as agreed upon in writing by the other party. Upon written request or upon the termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control.

Neither party hereto shall use the registered trademarks, service marks, logos, names, or any other proprietary designations of the other party, or of the Fund, without such party's prior written approval. Each party hereto shall submit to the other party for prior written approval any advertising or promotional material using the other party's name or any name associated with an affiliate of the other party, or such trademarks of the other party; provided, however, that a party hereto may use advertising or promotional materials which was previously approved in substantially the same form without obtaining approval of the other party.

The covenants, agreements and obligations of each party under this Paragraph 14 shall survive the expiration or termination of this Agreement for a period of three (3) years thereafter.

15. Certain Definitions. The terms "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

16. Independent Contractor. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund's Board or the Adviser from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or of the Adviser.

17. Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Maryland, without regard to its choice of law rules, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act. Any controversy or dispute which may arise between the parties hereto concerning any transaction or the construction, performance or breach of this Agreement shall be settled by binding arbitration. The award rendered may be entered into any court having jurisdiction. Each of the Adviser and Subadviser waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

18. Waivers. Neither of the parties hereto shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is granted in writing by the waiving party. No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions with respect to subsequent occurrences.

19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

20. Notices. Notices of any kind to be given to the Adviser hereunder by the Subadviser shall be in writing and shall be duly given if mailed or delivered to the Adviser at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Richard H. Kirk or at such other address or to such individual as shall be so specified by the Adviser, or if sent via facsimile, to the recipient's current facsimile number as contained in the sender's records. Notices of any kind to be given to the Subadviser hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Subadviser at 333 S. Hope Street, Suite 4050, Los Angeles, California 90071, Attention: Patrice Milton-Blue, or at such other address or to such individual as shall be so specified by the Subadviser, or if sent via facsimile, to the recipient's current facsimile number as contained in the sender's records. Notices shall be effective upon delivery.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.
MONEY MANAGEMENT ASSOCIATES, L.P.

By:
Name: Title

BRADFORD & MARZEC, INC.

By:
Name: Title:
By:
Name: Title:

SCHEDULE A
FUND	COMPENSATION

Rushmore U.S. Government Bond Portfolio	0.20% of average daily net assets of the Fund.